STRUCTURING FEE AGREEMENT

November 30, 2009

Wells Fargo Securities, LLC

375 Park Avenue

New York, NY 10152

Ladies and Gentlemen:

Reference is made to the Underwriting Agreement dated November 24, 2009 (the “Underwriting Agreement”), by and among Seligman Premium Technology Growth Fund, Inc. (the “Fund”), RiverSource Investments, LLC (the “Investment Manager”) and each of the Underwriters named therein, severally, with respect to the issue and sale of the Fund’s shares of common stock (the “Common Shares”) (the “Offering”), as described therein. Capitalized terms used herein and not otherwise defined shall have the meanings given to them in the Underwriting Agreement.

1.   Fee. In consideration of your services assisting the Investment Manager with respect to the structure and design of the Fund and the organization of the Fund as well as services related to the sale and distribution of the Fund’s Common Shares, the Investment Manager shall pay a fee to you equal to 1.25% of the aggregate purchase price of the Common Shares sold in the Offering, excluding Common Shares sold in the Offering by certain qualifying underwriters, representing an aggregate amount of $992,140.50 (the “Fee”). The Fee shall be paid on or before November 30, 2009. The Fee shall be paid by wire transfer to the order of Wells Fargo Securities, LLC.

In the event that the Investment Manager ( or the Fund or any person or entity affiliated with the Investment Manager or the Fund or acting on behalf of or at the direction of any of the foregoing) compensates or agrees to compensate any other broker or dealer unaffiliated with the Investment Manager or Fund participating in the Offering ( each, an “Other Broker”) for any services or otherwise in connection with the Offering or with respect to the Fund or its Common Shares ( excluding for this purpose any compensation paid directly to the entire underwriting syndicate, as a group, pursuant to the Underwriting Agreement), and whether such compensation be denominated a fee, an expense reimbursement, a set-off, a credit or otherwise (such compensation with respect to any Other Broker, such Other Broker’s “Other Compensation”), then the amount of the Fee shall be increased as and to the extent necessary so that the Fee payable to you hereunder, expressed as a percentage of the aggregate price to the public of the Common Shares sold by you in the Offering (including any Common Shares over-allotted by you in the Offering regardless of whether the over-allotment option in the Offering is exercised), is no less than the Other Compensation, expressed as a percentage of the aggregate price to the public of the Common Shares sold by such Other Broker in the Offering. The sum total of all compensation to the underwriters in connection with this public offering of Common Shares, including sales load and all forms of additional compensation or structuring or sales incentive fee payments to the Underwriters and other expenses, will be limited to not more than 9.0% of the total public offering price of the Common Shares sold in this offering.

2.   Term. This Agreement shall terminate upon the payment of the entire amount of the Fee, as specified in Section 1 hereof.

3.   Indemnification. The Investment Manager agrees to the indemnification and other agreements set forth in the Indemnification Agreement attached hereto, the provisions of which are incorporated herein by reference and shall survive the termination, expiration or supersession of this Agreement.

4.   Not an Investment Adviser; No Fiduciary Duty. The Investment Manager acknowledges that you are not providing any advice hereunder as to the value of securities or regarding the advisability of purchasing or selling any securities for the Fund’s portfolio. No provision of this Agreement shall be considered as creating, nor shall any provision create, any obligation on the part of you, and you are not agreeing hereby, to: (i) furnish any advice or make any recommendations regarding the purchase or sale of portfolio securities; or (ii) render any opinions, valuations or recommendations of any kind or to perform any such similar services. The Investment Manager hereby acknowledges that your engagement under this Agreement is as an independent contractor and not in any other capacity, including as a fiduciary. Furthermore, the Investment Manager agrees that it is solely responsible for making its own judgments in connection with the matters covered by this Agreement (irrespective of whether you have advised or are currently advising the Investment Manager on related or other matters).

5.   Not Exclusive. Nothing herein shall be construed as prohibiting you or your affiliates from acting as an underwriter or financial adviser or in any other capacity for any other persons (including other registered investment companies or other investment managers).

6.   Assignment. This Agreement may not be assigned by any party without prior written consent of the other party.

7.   Amendment; Waiver. No provision of this Agreement may be amended or waived except by an instrument in writing signed by the parties hereto.

8.   Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

9.   Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, and all of which, when taken together, shall constitute one agreement. Delivery of an executed signature page of this Agreement by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof.

This Agreement shall be effective as of the date first written above.

RIVERSOURCE INVESTMENTS, LLC
By: /s/ William F. Truscott
Name: William F. Truscott
Title: President and Chief Investment Officer

Agreed and Accepted:

WELLS FARGO SECURITIES, LLC
By: /s/ Jerry Raio
Name: Jerry Raio
Title: Managing Director

[Indemnification Agreement]